Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB INCREASES SHARE REPURCHASE AUTHORIZATION

ST. PAUL, Minn., October 26, 2006:  The Board of Directors of Ecolab Inc. today authorized the company to repurchase up to 10 million additional shares of Ecolab common stock.  As of September 30, 2006, Ecolab had approximately 3.5 million shares remaining under a previous repurchase authorization approved in December 2004.  Ecolab had approximately 251 million shares outstanding on September 30, 2006.

The company expects to conduct its purchases in the open market; in privately negotiated transactions from time to time, depending on market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  The repurchased shares will be used to fund stock incentive plans and for general corporate purposes.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

(ECL-C)

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